Exhibit 8



                         GENESIS HEALTH VENTURES, INC.
                             148 West State Street
                      Kennett Square, Pennsylvania  19348







                                                                   June 16, 1997



CONFIDENTIAL

Straus Associates
c/o Daniel Straus
411 Hackensack Avenue
Hackensack, NJ  07601

                  Re:  Harrington Court, Colchester, Connecticut

Gentlemen:

                  The following confirms an agreement between Genesis Health Ventures, Inc., a Pennsylvania corporation located in Kennett Square, Pennsylvania, or its designee (hereinafter referred to as "Buyer") and Straus Associates, a New York partnership with its principal place of business in Hackensack, New Jersey ( the "Partnership") for Buyer to acquire the land and buildings owned by the Partnership located on Harrington Court, Colchester, County of New London, Connecticut, as more particularly described on Schedule A attached hereto and made a part hereof (collectively, the land, building, fixtures and personalty, being the "Facility").

         1. Structure of Transaction. Buyer will purchase the Facility through an asset purchase.

         2. Consideration. In consideration for the Facility, on the Closing Date, Buyer agrees to pay the Partnership Eight Million Four Hundred Thousand Dollars ($8,400,000) (the "Purchase Price") which shall be paid in cash on the Closing Date.

         3. Facility Lease. The Facility is subject to that certain Lease, made as of November 14th, 1986, by and between the Partnership and Health Resources of Colchester, Inc., a Connecticut corporation, as amended by those certain Amendments of Lease, made as of November 18, 1992 and December 17, 1993 (collectively, the "Lease"). Buyer agrees that the Lease will be assumed by Buyer on the Closing Date on the same economic




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Straus Associates
June 16, 1997
Page 2



                  terms existing on the Closing Date; provided, that the amount of annual rent payable to Buyer pursuant to Section 2.1 of the Lease will be fixed to equal the annual debt service payments under the indebtedness described in such section.

         4. Access. The Partnership will provide Buyer, its accountants, counsel, and other representatives reasonable access to all the properties, books, contracts and other records of the Facility.

         5.       Conduct  of  Business.  From  the  date of this  letter  until
                  definitive   agreements  are  executed  and  the  transactions
                  described herein are consummated, the Partnership will continue to operate the Facility in the usual, regular and ordinary manner consistent with past practices, and to comply with all applicable laws, rules and regulations.

         6. Limited Representations and Warranties. The Partnership hereby represents and warrants to Buyer (i) attached as Exhibit A hereto is a complete and correct copy of the Lease as in effect on the date hereof, (ii) no person has an option to acquire the Facility and (iii) attached as Exhibit B hereto is a summary presentation of the operating results of the Facility for the fiscal years ended December 31, 1995, 1996 and for the fiscal quarter ended March 31, 1997.

         7. Conditions. The parties agree that this agreement is subject to the following conditions:

                  (a) Execution by the parties of customary real estate transfer documents at the closing.

                  (b) The parties receiving all necessary governmental and third party licenses, permits, regulatory approvals and consents for the Transaction;

                  (c) The Facility being transferred free and clear of all liens, encumbrances and restrictions, except the Lease and except for other imperfections which do not materially adversely affect the value of the Facility as a skilled nursing facility;

                  (d) Compliance with all laws applicable to the proposed transaction; and

                  (e) Consummation of the Merger (as defined in the Agreement and Plan of Merger (the "Merger Agreement") by and among The Multicare Companies, Inc., Waltz Acquisition Corp. and the other parties who are signatories thereto).




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Straus Associates
June 16, 1997
Page 3



         8. Closing. Buyer and the Partnership shall close the transactions described herein contemporaneously with the Effective Time (as defined in the Merger Agreement) (such date, the "Closing Date").

         9. Assignment. Buyer may assign its rights under this agreement to any designee; provided that Buyer shall remain obligated hereunder regardless of any such assignment.

         10. Termination. This agreement shall terminate upon the earlier of (a) the Closing Date and (b) the date the Merger Agreement is terminated.

                  Please indicate your acceptance of the terms and conditions of this agreement by executing it in the space provided below, and returning one executed copy to Genesis. Once executed and returned to Genesis, this letter will constitute a binding agreement between the parties. Upon our receipt thereof, Genesis will undertake the preparation of the proposed definitive agreements covering the transactions described herein.

            Very truly yours,

            GENESIS HEALTH VENTURES, INC.



            By: /S/ Michael R. Walker
                --------------------------------


            The foregoing is agreed to by the undersigned.

            STRAUS ASSOCIATES


            By: Daniel E. Straus                        , its general partner
                ----------------------------------------



            ------------------------------------
            Name:




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